Exhibit 23.3

June 4, 2014

Board of Trustees

Beverly Financial, MHC

Boards of Directors

Beverly Financial, Inc.

Beverly Bank

254 Cabot Street

Beverly, Massachusetts 01915

Members of the Boards of Trustees and Directors:

We hereby consent to the use of our firm’s name in the Form FR Y-3, and any amendments thereto, to be filed with the Federal Reserve Board, in the Application for Conversion, and any amendments thereto, to be filed with the Massachusetts Commissioner of Banks, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights in such filings including the prospectus of Beverly Financial, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely, RP® FINANCIAL, LC.

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 E-Mail: gdunn@rpfinancial.com	Direct: (703) 647-6548 Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594